Exhibit 99.1

Pinnacle Bankshares Corporation Announces Fourth Quarter and 2020 Earnings

Altavista, VA, February 12, 2021/Globe Newswire/ – Net income for Pinnacle Bankshares Corporation (OTCQX:PPBN), the one-bank holding company (“Pinnacle” or the “Company”) for First National Bank (“First National” or the “Bank”), was $1,805,000, or $0.92 per basic and diluted share, for the quarter ended December 31, 2020, and $3,380,000, or $2.04 per basic and $2.036 per diluted share, for the year ended December 31, 2020. Net income was $684,000, or $0.44 per basic and diluted share, and $4,396,000, or $2.84 per basic share and $2.82 per diluted share, respectively, for the same periods of 2019. Consolidated results for the fourth quarters of 2020 and 2019 and the full year 2020 are unaudited.

Profitability as measured by the Company’s return on average assets (“ROA”) decreased to 0.58% for the year ended December 31, 2020, as compared to 0.92% generated during 2019. Correspondingly, return on average equity (“ROE”) for 2020 decreased to 6.99%, compared to 9.86% for the prior year.

The $3,380,000 in net income generated during 2020 represents a $1,016,000, or 23%, decrease as compared to the prior year, which was mainly driven by higher noninterest expense. The increase in noninterest expense was primarily due to $2,889,000 in expenses associated with the Company’s merger with Virginia Bank Bankshares, Inc. (“Virginia Bank”), which closed on October 30, 2020, as well as higher salaries and employee benefits related to strategic growth initiatives to include the Bank’s Downtown Lynchburg Branch and its Charlottesville Loan Production Office.

Net income of $1,805,000 generated during the fourth quarter of 2020 represents a $1,121,000, or 164%, increase as compared to the fourth quarter of 2019, due to a bargain purchase gain recognized from the merger with Virginia Bank of $2,694,000 that was recorded in the fourth quarter of 2020. This was partially offset by $1,780,000 in expenses recognized during the fourth quarter of 2020 associated with the merger.

“We are pleased to have completed our merger with Virginia Bank during 2020 and absorbed most of the related transaction expenses. Pinnacle’s operating performance for the year, which includes two months as a combined company with Virginia Bank, was in line with expectations despite the impacts of the COVID-19 pandemic,” stated Aubrey H. Hall, III, President and Chief Executive Officer for both the Company and the Bank. Mr. Hall further commented, “We are now focused on integration of personnel and operating systems in order to better serve our clients. We are excited about our position across the Danville, Lynchburg and Charlottesville markets and the opportunities for future growth and enhanced shareholder returns.”

For the year ended December 31, 2020, the Company produced $18,269,000 in net interest income, which represents a $593,000, or 3%, increase as compared to the $17,676,000 generated in 2019. Interest income increased $549,000, or approximately 3%, due to higher loan volume in the fourth quarter as a result of the merger with Virginia Bank, while interest expense decreased $43,000, or approximately 2%, due mainly to a decrease in the cost of deposits caused by lower interest rates. As a result of a 78 basis points decrease in yield on average earning assets and a 12 basis points decrease in the cost to fund earning assets, the Company’s net interest margin decreased to 3.34% for 2020 as compared to 4.00% for 2019.

The Company produced $5,706,000 in net interest income for the fourth quarter of 2020, which represents a $1,355,000, or 31%, increase as compared to the $4,351,000 generated in the fourth quarter of 2019. Interest income increased $1,231,000, or approximately 24%, while interest expense decreased $124,000, or approximately 17%, which, as previously referenced, was due to higher loan volume as a result of the merger with Virginia Bank and a decrease in the cost of deposits caused by lower interest rates.

The Company’s provision for loan losses was $252,000 for 2020 representing an $89,000, or 55%, increase as compared to $163,000 for 2019. The Company’s provision for loan losses for 2020 included the impact of qualitative adjustments to the Company’s allowance for loan losses required due to the COVID-19 pandemic. Provision for loan losses for the fourth quarter of 2020 was ($5,000) compared to $12,000 for the fourth quarter of 2019. The allowance for loan losses was $3,478,000 as of December 31, 2020, which represented 0.62% of total loans outstanding. In comparison, the allowance for loan losses was $3,472,000, or 0.88%, of total loans outstanding as of December 31, 2019. The net credit mark on loans acquired from Virginia Bank as of December 31, 2020 was $2,952,000. The allowance for loan loss plus the net credit mark was $6,430,000, or 1.14%, of the Company’s total loans as of December 31, 2020.

Loans with deferred payments due to impacts of the pandemic totaled $38,000, or less than 1%, of the total loan portfolio as of December 31, 2020 compared to $2,794,000 as of September 30, 2020. These loans were principally comprised of loans that received short-term payment deferrals pursuant to guidance from the federal banking regulators and relief contained in the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). There was no additional provision for loan losses for these loans during the fourth quarter. Non-performing loans to total loans decreased to 0.17% as of December 31, 2020 compared to 0.29% as of year-end 2019. Allowance coverage of non-performing loans as of December 31, 2020 increased to 366% from 306% as of year-end 2019. Management views the allowance balance as of December 31, 2020 as being sufficient to offset potential future losses associated with problem loans.

Noninterest income increased $4,049,000, or approximately 88%, in 2020 to $8,672,000 from $4,623,000 in 2019. This improvement was mainly driven by the $2,694,000 bargain purchase gain related to the merger with Virginia Bank recorded in the fourth quarter of 2020 and a $386,000 increase in fees generated from sales of mortgage loans. Revenue from Bank Owned Life Insurance (BOLI) increased $253,000 in 2020. The Company also experienced a $249,000 increase in loan fees primarily associated with the origination of $28,208,000 in Paycheck Protection Program (PPP) loans authorized by the CARES Act and guaranteed by the Small Business Administration. Other increases in net income included a $148,000 increase in debit card interchange income, a $90,000 increase in income derived from the Bank’s investment in Bankers Insurance, LLC, and a $90,000 increase in commissions on sales of investments and insurance.

Noninterest income for the fourth quarter of 2020 increased $3,611,000, or approximately 297%, to $4,826,000 from $1,215,000 for the fourth quarter of 2019 due mainly to the bargain purchase gain and a $261,000 BOLI insurance benefit payment. Additionally, fees from sales of mortgage loans also increased by $201,000, loan fees increased by $156,000 due to PPP loans and overall growth of the loan portfolio, and a debit card income increased by $52,000.

Noninterest expense increased $5,741,000, or approximately 34%, in 2020 to $22,513,000 from $16,772,000 in 2019. The increase is primarily attributed to $2,889,000 in merger expenses primarily consisting of legal, accounting, investment banking and contract termination fees. The Company also experienced a $1,167,000 increase in salaries and benefits and a $496,000 increase in furniture, equipment and occupancy expenses due to growth of the Company during 2020.

Noninterest expense for the fourth quarter of 2020 increased $3,533,000, or approximately 74%, to $8,310,000 from $4,777,000 for the fourth quarter of 2019 due primarily to $1,780,000 in expenses associated with the Company’s merger with Virginia Bank. The Company also experienced a $640,000 increase in salaries and benefits and a $289,000 increase in furniture, equipment and occupancy expenses due to the growth of the Company during the quarter.

Total assets as of December 31, 2020 were $860,832,000, up $360,302,000, or 72%, from $500,530,000 as of December 31, 2019. The principal components of the Company’s assets as of December 31, 2020 were $564,316,000 in total loans, $46,741,000 in securities and $211,064,000 in cash and cash equivalents. During 2020, cash and cash equivalents increased $178,161,000, or 542%, from $32,903,000 as of December 31, 2019 due mainly to an influx of deposits discussed below, the liquidation of Virginia Bank’s securities portfolio, which is in the process of being reinvested, and additional liquidity resulting from the merger with Virginia Bank. Total loans increased $170,796,000, or 43%, from $393,520,000 as of December 31, 2019, primarily due to the addition of approximately $154,000,000 in loans acquired through the merger with Virginia Bank, which included $13,503,000 in PPP loans. Additionally, the Company originated $28,208,000 in PPP loans in 2020. Outstanding balances on PPP loans originated by the Company and Virginia Bank as of December 31, 2020 were $26,456,000. Securities increased $1,783,000, or 4%, from $44,958,000 as of December 31, 2019.

Total liabilities as of December 31, 2020 were $800,156,000, up $345,071,000, or 76%, from $455,085,000 as of December 31, 2019. The increase in liabilities was driven by overall deposit growth of $331,053,000 consisting of a $166,308,000, or 68%, increase in savings and NOW accounts, a $139,607,000, or 126%, increase in demand deposits and a $25,138,000, or 26%, increase in time deposits since the prior year-end. Approximately $212,000,000 of the deposit growth in 2020 resulted from new accounts acquired through the merger. Additional deposit growth in 2020 was the result of federal government stimulus in response to the pandemic, an overall “flight to safety” by depositors and relationships that moved to the Bank as a result of branch closures in the Bank’s markets served by larger national financial institutions.

Total stockholders’ equity as of December 31, 2020 was $60,676,000 and consisted primarily of $44,827,000 in retained earnings. In comparison, as of December 31, 2019, total stockholders’ equity was $45,445,000. We believe both the Company and Bank remain “well capitalized” per all regulatory definitions.

As previously announced in a press release issued on November 2, 2020, the merger between the Pinnacle and Virginia Bank was closed on October 30, 2020. Conversion of Virginia Bank’s operational systems to First National’s operational system is scheduled to be completed by February 15, 2021.

In closing, Mr. Hall commented, “It is remarkable what Pinnacle accomplished during 2020 when you consider the challenges created by COVID-19 and its impacts on the economy and our mode of operation. Our success and current position are directly attributed to the commitment and dedication of our outstanding employees.”

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Bedford, Amherst, and the Cities of Lynchburg, Danville and Charlottesville. The Company has a total of seventeen branches with two located in the Town of Altavista in Campbell County, where the Bank was founded. Other branch locations include three additional branches in Campbell County, one branch in the Town of Amherst in Amherst County, three branches in the City of Lynchburg and one branch in Bedford County. Seven additional branches were acquired through the merger with Virginia Bank, including four in the City of Danville and three in Pittsylvania County.    The Company also operates a loan production office located in Charlottesville. The Company plans to open its eighteenth branch at the Graves Mill Plaza in Forest in the first quarter of 2021. First National Bank is in its 113th year of operation.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. Any statements contained herein that are not historical facts are forward-looking and are based on current assumptions and analysis by the Company. These forward-looking statements, including statements made in Mr. Hall’s quotes may include, but are not limited to, statements regarding the credit quality of our asset portfolio in future periods, the expected losses of nonperforming loans in future periods, returns and capital accretion during future periods, our cost of funds, the maintenance of our net interest margin, future operating results and business performance, our growth initiatives, results of the Company’s merger with Virginia Bank, and the potential effects of the COVID-19 Pandemic and related impacts on the Company’s financial condition and results of operations. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, the effectiveness of management’s efforts to improve asset quality, returns, net interest margin and collections and control operating expenses, management’s efforts to minimize losses related to nonperforming loans, management’s efforts to lower our cost of funds, the Company’s branch expansions, cyber threats, attacks or similar events, the potential adverse effects of the ongoing COVID-19 Pandemic on local and national economies and markets and any governmental or societal responses thereto, the effect of steps taken by the Company in response to the COVID-19 Pandemic, the severity and duration of the pandemic, the impacts of tightening or loosening of governmental restrictions, the ability of the Company and the Bank to realize the anticipated benefits of the merger with Virginia Bank, changes in: interest rates, general economic and business conditions, including unemployment levels and slowdowns in economic growth, declining collateral values, especially real estate, the real estate market, the legislative/regulatory climate, including laws and regulations concerning taxes, banking, securities, insurance, and healthcare with which the Company and its subsidiaries must comply, including recent and potential legislative and regulatory changes in response to the COVID-19 Pandemic such as the CARES Act and the rules and regulations that may be promulgated thereunder, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the CARES Act, including PPP, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our views as of the date of this release.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(12/31/2020, 9/30/2020 and 12/31/2019 results unaudited)

(In thousands, except ratios, share and per share data)

	3 Months Ended	3 Months Ended	3 Months Ended
Income Statement Highlights	12/31/2020	09/30/2020	12/31/2019
Interest Income	$6,309	$4,853	$5,078
Interest Expense	603	594	727
Net Interest Income	5,706	4,259	4,351
Provision for Loan Losses	(5)	31	12
Noninterest Income	4,826	1,307	1,215
Noninterest Expense	8,310	4,962	4,777
Net Income	1,805	460	684
Earnings Per Share (Basic)	0.92	0.29	0.44
Earnings Per Share (Diluted)	0.92	0.29	0.44

	Year Ended	Year Ended	Year Ended
Income Statement Highlights	12/31/2020	12/31/2019	12/31/2018
Interest Income	$20,789	$20,239	$18,270
Interest Expense	2,520	2,563	1,888
Net Interest Income	18,269	17,676	16,382
Provision for Loan Losses	252	163	607
Noninterest Income	8,672	4,623	4,202
Noninterest Expense	22,513	16,772	14,928
Net Income	3,380	4,396	4,160
Earnings Per Share (Basic)	2.04	2.84	2.71
Earnings Per Share (Diluted)	2.03	2.82	2.68

Balance Sheet Highlights	12/31/2020	12/31/2019	12/31/2018
Cash and Cash Equivalents	$211,064	$32,903	$15,717
Total Loans	564,316	393,520	376,066
Total Securities	46,741	44,958	49,826
Total Assets	860,832	500,530	470,611
Total Deposits	781,336	450,283	431,340
Total Liabilities	800,156	455,085	425,278
Stockholders’ Equity	60,676	45,445	42,111
Shares Outstanding	2,158,379	1,551,339	1,540,054

Ratios and Stock Price	12/31/2020	12/31/2019	12/31/2018
Gross Loan-to-Deposit Ratio	72.22%	87.39%	88.38%
Net Interest Margin (Year-to-date)	3.34%	4.00%	3.83%
Liquidity	34.12%	15.77%	13.63%
Efficiency Ratio	83.52%	75.22%	72.56%
Return on Average Assets (ROA)	0.58%	0.92%	0.90%
Return on Average Equity (ROE)	6.99%	9.86%	10.33%
Leverage Ratio (Bank)	9.23%	9.67%	9.15%
Tier 1 Capital Ratio (Bank)	12.25%	11.48%	11.14%
Total Capital Ratio (Bank)	12.89%	12.36%	12.04%
Stock Price	$23.00	$31.77	$27.45
Book Value	$28.11	$29.29	$27.34

Asset Quality Highlights	12/31/2020	12/31/2019	12/31/2018
Nonaccruing Loans	$891	$1,135	$839
Loans 90 Days or More Past Due and Accruing	59	0	80
Total Nonperforming Loans	950	1,135	919
Troubled Debt Restructures Accruing	1,714	123	267
Total Impaired Loans	2,664	1,258	1,186
Other Real Estate Owned (OREO) (Foreclosed Assets)	519	666	627
Total Nonperforming Assets	1,469	1,801	1,546
Nonperforming Loans to Total Loans	0.17%	0.29%	0.24%
Nonperforming Assets to Total Assets	0.17%	0.36%	0.33%
Allowance for Loan Losses	$3,478	$3,472	$3,372
Allowance for Loan Losses to Total Loans	0.62%	0.88%	0.90%
Allowance for Loan Losses Plus Net Credit Mark to Total Loans (1)	1.14%	NA	NA
Allowance for Loan Losses to Nonperforming Loans	366.06%	306.03%	366.87%

(1)	This is a non-GAAP measure calculated by dividing the sum of the allowance for loan losses of $3,478 plus the net credit mark of $2,952 by total loans $564,316 which equals 1.14%

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 or bryanlemley@1stnatbk.com